Filed Pursuant to Rule 433
Registration Statement 333-160410
FINAL PRICING TERM SHEET
FINAL PRICING DETAILS

Issuer:	ORIX Corporation

Expected Ratings:*	A3 (negative) / A- (negative)

Format:	SEC Registered

Security Type:	Senior Debt Securities

Ranking:	Direct, unsecured and unsubordinated general obligations of the issuer

Currency:	USD

Size:	US$ 750,000,000

Coupon:	4.71%, Fixed Rate

Net Proceeds Before Expenses:	US$ 747,307,500

Trade Date:	April 21, 2010

Settlement Date:	April 27, 2010

Maturity:	April 27, 2015

Coupon Payment Dates:	April 27 and October 27 of each year, beginning October 27, 2010

First Coupon Payment Date:	October 27, 2010

Pricing Benchmark:	2.500% of 3/2015

Benchmark Spot (Price/Yield):	99-30 1/4 / 2.512%

Spread to Benchmark:	5T+220bps

Issue Price:	99.991% of the principal amount, plus accrued interest from April 27, 2010 if settlement occurs after that date

Day Count:	30/360

Business Days:	New York, Tokyo

Minimum Denominations:	US$ 2,000 and integral multiples of US$ 1,000 in excess thereof

Listing:	None

Billing & Delivering:	Banc of America Securities LLC

Bookrunners:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated UBS Securities LLC

Co-Lead Managers:	BNP Paribas Securities Corp., Daiwa Capital Markets America Inc. and Nomura Securities International, Inc.

Co-Managers:	ANZ Securities, Inc., Barclays Capital Inc., China International Capital Corporation Hong Kong Securities Limited, Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, Goldman, Sachs & Co., Houlihan Lokey Howard & Zukin Capital, Inc., ING Bank N.V. London Branch, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Nikko Bank (Luxembourg) S.A., Scotia Capital (USA) Inc. and Standard Chartered Bank

CUSIP:	686330 AE1

ISIN:	US686330AE19

* Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement (together with the base prospectus, the “prospectus”) with the U.S. Securities and Exchange Commission, or SEC, to which this communication relates. Before you invest, you should read the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.

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